Item 77I - Terms of new or amended securities

At a meeting held on May 19, 2015, the Board of Trustees of Evanston Alternative Opportunities Fund (the "Fund") approved the re-designation of all outstanding Fund shares to be Class I Shares and approved the establishment of a new class of shares to be designated Class A Shares.

The terms of the Class A Shares and Class I Shares of the Fund are herein incorporated by reference to PEA No. 3 to the Registration Statement on Form N-2 (Accession No. 0000898432-15-
000722) as filed with the SEC on May 26, 2015.